Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Reed’s, Inc.

(Exact name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share		Estimated Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Secondary Offering by Selling Shareholders:
Common stock, par value $0.0001 per share	18,782,551	$1.30	(2)	$24,417,316	(2)	$3,739
Total				$24,417,316		$3,739

(1) The offering reflects the number of shares of common stock that the selling shareholders may offer for resale from time to time pursuant to this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, dividends or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2) The aggregate offering price is calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, as of April 8, 2025.